UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 2, 2012

SCHOOL SPECIALTY, INC.

(Exact name of registrant as specified in its charter)

Wisconsin	000-24385	39-0971239
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

W6316 Design Drive Greenville, Wisconsin 54942
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (920) 734-5712

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 2, 2012, School Specialty, Inc. (the “Company”) announced that Executive Vice President and President of the Accelerated Learning Group, Steven Korte, and Executive Vice President, Human Resources, Rachel McKinney, were leaving the Company to pursue other opportunities.

Item 7.01.

Regulation FD Disclosure.

On April 2, 2012, the Company issued a press release (the “Press Release”) announcing the executive departures and appointments set forth in Item 5.02 and 8.01 of this Form 8-K.  A copy of the Company’s Press Release is furnished with this Form 8-K and attached hereto as Exhibit 99.1.

Item 8.01.

Other Events.

Executive Appointments

On April 2, 2012, the Company announced that Gerald T. Hughes would join the Company as its Chief Administrative Officer on that date and that Kathryn Pepper-Miller would join the Company as its Chief Marketing Officer on April 16, 2012.

Clarification regarding Long-Term Debt

On April 4, 2012, the Company clarified a statement included in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources” section and in Note 10.  Debt of the Condensed Consolidated Financial Statements included in its Quarterly Report on Form 10-Q for the quarter ended January 28, 2012 (the “Form 10-Q”), noting that as of January 28, 2012, the outstanding balance on the revolving loan and the delayed-draw term loan were $63.7 million and $34.8 million, respectively, for a total amount outstanding under the Credit Agreement dated as of April 23, 2010 of $98.5 million, and were reflected as non-currently maturing, long-term debt in the accompanying condensed consolidated balance sheets.  These amounts were properly reflected on the condensed consolidated balance sheet as of January 28, 2012 included in the Form 10-Q.

Item 9.01.

Financial Statements and Exhibits.

Exhibit No.	Description

99.1	Press Release dated April 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SCHOOL SPECIALTY, INC.

Dated: April 2, 2012	By: /s/ Michael P. Lavelle
Michael P. Lavelle President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated April 2, 2012

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